EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For First Quarter 2017

Sparta, Michigan – April 27, 2017 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,446,000 for the first quarter of 2017 compared to $1,274,000 in the same period in 2016. Earnings per share were $0.44 in the first quarter of 2017 compared to $0.39 in the first quarter of the prior year.

“I am extremely pleased with our first quarter results,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Excluding the first quarter of 2015 which included a $308,000 tax free life insurance death benefit, the 2017 results represented record first quarter earnings.”

Total assets as of March 31, 2017 increased to $618 million, compared to $607 million as of December 31, 2016, representing 2% growth. Net loans grew $7.8 million since December 31, 2016. This increase was attributed to over $20 million in commercial loan originations throughout our primary markets. As a result, interest income in the first quarter of 2017 was $240,000 higher than the same period in 2016.

ChoiceOne continued to record loan recoveries in excess of loan charge-offs in the first quarter of 2017 similar to the entire year of 2016; as such, no provision expense was considered necessary. ChoiceOne also saw a decline in nonperforming loans of $777,000 from the end of fiscal year 2016 to the end of the first quarter of 2017.

With the increase that occurred in residential mortgage rates in late 2016, ChoiceOne experienced a slowdown in the market for loan sales. Compared to the first quarter of 2016, ChoiceOne saw a decline in gains on sales of loans of $195,000 in the first quarter of 2017. The effect of this was partially offset by increases in customer service charges, insurance and investment commissions, and earnings on life insurance policies in the first quarter of 2017 compared to the first quarter of 2016. Noninterest expense decreased year over year due to lower FDIC insurance costs and the completion of amortization of a core deposit intangible asset and an agency book of business in 2016. Overall, noninterest expense was $129,000 less in the first quarter of 2017 than the first quarter of 2016.

“Despite the slowing of mortgage activity, ChoiceOne continued to increase interest income,” said Potes. “We are focused on maintaining a quality loan portfolio and growing loans in the markets we serve. We are looking forward to what ChoiceOne can accomplish in 2017 with a strong emphasis on serving our customers.”

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About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2017	12/31/2016	3/31/2016
Cash and Cash Equivalents	$11,315	$14,809	$12,572
Securities	183,881	177,955	171,238
Loans Held For Sale	2,309	1,974	1,507
Loans, Net of Allowance For Loan Losses	372,473	364,723	347,219
Premises and Equipment	12,459	12,588	12,008
Cash Surrender Value of Life Insurance Policies	14,216	14,117	12,348
Goodwill and Other Intangible Assets	13,728	13,728	13,969
Other Assets	7,345	7,477	7,997

Total Assets	$617,726	$607,371	$578,858

Noninterest-bearing Deposits	$127,945	$127,611	$121,514
Interest-bearing Deposits	380,422	384,775	358,338
Borrowings	32,771	20,214	24,779
Other Liabilities	3,290	3,073	2,801

Total Liabilities	544,428	535,673	507,432

Shareholders’ Equity	73,298	71,698	71,426

Total Liabilities and Shareholders’ Equity	$617,726	$607,371	$578,858

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Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2017	3/31/2016
Interest Income
Loans, including fees	$4,164	$3,996
Securities and other	997	925
Total Interest Income	5,161	4,921

Interest Expense
Deposits	248	209
Borrowings	58	32
Total Interest Expense	306	241

Net Interest Income	4,855	4,680
Provision for Loan Losses	-	-

Net Interest Income After Provision for Loan Losses	4,855	4,680

Noninterest Income
Customer service charges	974	960
Insurance and investment commissions	238	223
Gains on sales of loans	224	419
Gains on sales of securities	66	70
Earnings on life insurance policies	99	88
Other Income	130	83
Total Noninterest Income	1,731	1,843

Noninterest Expense
Salaries and benefits	2,514	2,411
Occupancy and equipment	708	641
Data processing	576	559
Professional fees	229	236
Other expenses	641	950
Total Noninterest Expense	4,668	4,797

Income Before Income Tax	1,918	1,726
Income Tax Expense	472	452

Net Income	$1,446	$1,274

Basic Earnings Per Share	$0.44	$0.39
Diluted Earnings Per Share	$0.44	$0.39

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